Contract No. 21-0556-000

AIRCRAFT DRY LEASE AND SERVICES AGREEMENT

This Aircraft Dry Lease and Services Agreement ("**Agreement**") is made and entered into effective as of June 1, 2021 (the "**Effective Date**"), by and between FEDERAL EXPRESS CORPORATION ("**FedEx**"), and CSA AIR, INC. ("**Lessee**"), each a "**Party**" and collectively the "**Parties**".

RECITALS

A. FedEx is the registered owner of certain aircraft as described herein.

B. Lessee desires to lease on a "dry lease" basis the aircraft to perform cargo transportation services in connection with FedEx's express package delivery business.

C. FedEx is ready, willing and able to lease such aircraft to Lessee in accordance with the terms and subject to the conditions of this Agreement.

D. FedEx desires to engage Lessee, as an independent contractor, to perform aircraft maintenance and cargo transportation services in connection with FedEx's express package delivery business.

E. Lessee is ready, willing, and able to perform such aircraft maintenance and cargo transportation services as an independent contractor in accordance with the terms and subject to the conditions of this Agreement.

AGREEMENT

FOR AND IN CONSIDERATION of the mutual covenants contained in this Agreement, and intending to be legally bound, FedEx and Lessee agree as follows:

Section 1. Term of Agreement. (a) This Agreement commences on the Effective Date and ends on August 31, 2026 (the "**Term**").

(b) In addition to all other rights of termination provided herein, (i) either Party may terminate this Agreement at any time with or without cause upon ninety (90) days prior written notice to the other Party; and (ii) FedEx may terminate this Agreement as to any particular Aircraft(s) at any time with or without cause upon ten (10) days written notice to Lessee specifying such Aircraft(s) and Exhibit 1 shall thereby be amended to remove such Aircraft(s). Upon termination, FedEx shall only be liable for the Administrative Fee, Maintenance Fee and Reimbursables incurred by Lessee up to the effective date of termination.

Section 2. Dry Lease of Aircraft. (a) FedEx hereby agrees to lease the "**Aircraft**" listed on Exhibit 1 attached hereto to Lessee and Lessee hereby agrees to lease the Aircraft from FedEx. Lessee will pay Rent for the Aircraft as set forth in Section 12.

(b) Lessee will have no right, title or interest in or to the Aircraft except the right to possession and use of the Aircraft during the Term as provided for in this Agreement. Lessee will maintain throughout the Term on the side of the Aircraft, in a clearly visible location and in accordance with FAA regulations, an inscription indicating that the Aircraft is operated by Lessee.

Section 3. Delivery, Inspection and Acceptance of the Aircraft. (a) FedEx will deliver, at its expense, the Aircraft and all applicable maintenance logs and records required for inspection of the Aircraft at such location as the Parties agree. FedEx will incur no liability to Lessee for late delivery or failure to deliver the Aircraft.

(b) Prior to accepting the Aircraft, Lessee may inspect the Aircraft, which inspection may include a flight test at FedEx's sole expense, which expenses will be limited to those of no more than two (2) individuals. Upon completion of the flight test, FedEx will correct, at its expense, defects, if any, identified during the flight test. An additional flight test will be made at FedEx's expense to inspect the correction of defects previously identified. If the original defects are not corrected or additional defects are noted during any additional flight test, FedEx shall correct at its expense all such defects, and, as necessary, perform additional like flight tests at its expense.

(c) Following successful completion of the Aircraft inspections, acceptance of the Aircraft shall occur upon Lessee executing and delivering to FedEx a Certificate of Acceptance in the form attached hereto as Exhibit 2, constituting Lessee's acceptance of the Aircraft for lease and Lessee's agreement to the statements therein.

(d) In the event this Agreement is executed by the Parties in substitution for an existing lease pursuant to which FedEx is leasing to Lessee one (1) or more Aircrafts to be leased hereunder, then Lessee's execution of this Agreement shall constitute Lessee's acceptance of such Aircraft for lease under this Agreement, replacement of the existing lease by this Agreement, and Lessee's acknowledgment and agreement that:

(i) the Aircraft is currently certificated by the FAA;

(ii) the Aircraft is in good operating order, repair and condition;

(iii) FedEx has delivered copies of all documents, manuals and data relating to the Aircraft required to be delivered by FedEx to Lessee under this Agreement;

(iv) Lessee is satisfied that the Aircraft is suitable for Lessee's purposes;

(v) Lessee has inspected the Aircraft, performed the flight test and all defects have been corrected.

(e) ALL AIRCRAFT ARE DELIVERED TO LESSEE AS-IS, WHERE IS. FEDEX SHALL NOT BE DEEMED TO HAVE MADE, AND LESSEE HEREBY DISCLAIMS, ANY AND ALL REPRESENTATIONS, WARRANTIES AND GUARANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, CONCERNING THE AIRCRAFT AND THE TESTS AND INSPECTIONS THEREOF, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. LESSEE HEREBY, ON BEHALF OF ITSELF AND ANY PERSON OR ENTITY CLAIMING BY, THROUGH OR UNDER LESSEE, IRREVOCABLY AND UNCONDITIONALLY RELEASES AND WAIVES ANY AND ALL CLAIMS AGAINST FEDEX RELATED IN ANY WAY TO THE AIRCRAFT AND THE TESTS AND INSPECTIONS THEREOF WHATSOEVER AND WHETHER OR NOT ARISING IN TORT OR OCCASIONED BY FEDEX'S NEGLIGENCE. THE FOREGOING RELEASE AND WAIVER SHALL APPLY TO ALL CLAIMS WHATSOEVER, INCLUDING WITHOUT LIMITATION, ANY CLAIMS ARISING FROM BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT

LIABILITY OR OTHERWISE. FEDEX SHALL NOT BE LIABLE TO LESSEE FOR ANY DAMAGES WHATSOEVER WITH RESPECT TO THE AIRCRAFT AND THE TESTS AND INSPECTIONS THEREOF, INCLUDING WITHOUT LIMITATION, DIRECT OR INDIRECT DAMAGES FOR PERSONAL INJURY, DEATH, PROPERTY, LOSS OF USE, LOSS OF REVENUE, LOSS OF PROFIT, LOSS OF OPPORTUNITY, LOSS OF CONTRACT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, SPECIAL OR OTHER DAMAGES.

Section 4. Foreign Corrupt Practices Act. In performing the services under this Agreement, Lessee shall comply with all laws of the United States of America and any other applicable anti-corruption laws, and shall refrain from any conduct that would cause FedEx to be in violation of any applicable laws, including, but not limited to, the United States Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, *et seq.* (the "FCPA") and the UK Bribery Act of 2010 (the "UK Bribery Act"). Without limiting the generality of Lessee's obligations under this Section 4, Lessee hereby represents and warrants that in performing services for FedEx under this Agreement:

1. No portion of any funds paid or payable by FedEx to Lessee hereunder will be paid to, or accrue directly or indirectly for the benefit of, any person, firm, corporation or other entity, other than Lessee, its employees, and its bona fide consultants and vendors, except bona fide fees paid to national, provincial or local regulatory agencies as required under applicable law and documented by official receipts issued by those agencies with copies provided to FedEx, upon request. Lessee hereby acknowledges and agrees that all payments made to Lessee shall only be made after receipt by FedEx of an invoice detailing the products or services provided during the period, as may be agreed in detail between FedEx and Lessee from time to time.

2. Lessee has not, and will not at any time, directly or indirectly, pay, offer, give or promise to pay or give, or authorize any other person to pay or give, any money or any other thing of value to any "Government Official" (as defined below), with the intent or purpose of influencing or inducing such Government Official to do, omit to do, delay or refrain from doing any act in violation of the lawful duty of such Government Official, in order to obtain or retain any business or secure any improper advantage in obtaining or retaining business. Government Official is defined as:

    i. any officer or employee of any government, or any national, provincial or local department, agency or instrumentality thereof;

    ii. any other person acting in an official capacity for, or on behalf of, any government, or any national, provincial or local department, agency or instrumentality thereof;

    iii. any political party, or any official or employee of any such political party;

    iv. any candidate for political office or his or her employee or associate;

    v. any other person, firm, corporation or other entity at the suggestion, request or direction of, or for the benefit of, any government officer or employee, political party or official or employee thereof, or candidate for political office;

    vi. any employee or official of any international organization; or

    vii. any person or individual who is defined or classified as a government officer or a public official under applicable local laws.

This paragraph 2 is not intended to prohibit Lessee from providing modest and reasonable meals for Government Officials, provided such expenditures meet all three of the following criteria: (1) the meals are in accordance with local law; (2) the meals are not provided in order to assist Lessee in obtaining or retaining business or to secure any improper advantage for Lessee or FedEx, or intended to induce or influence the Government Official to do, delay or refrain from doing any official act; and (3) the meals are properly recorded on the books and records of Lessee in accordance with paragraph 4 below.

This paragraph 2 is also not intended to prohibit Lessee from providing modest and reasonable gifts or refreshments for Government Officials, provided that such expenditures meet all four of the following criteria: (1) the gift or refreshments are provided in accordance with local law; (2) the gift or refreshments are customary in type and value, and given openly at an appropriate time or season; (3) the gift or refreshments are given as an expression of esteem, appreciation, gratitude or goodwill; and (4) the gift or refreshments are not provided to any Government Official with such regularity or frequency as to create an appearance of impropriety. Gifts should never consist of cash or cash equivalents. In all cases, the expenditures for the gifts and refreshments must be properly recorded on the books and records of Lessee in accordance with paragraph 4 below.

In addition to the representations and warranties under this paragraph 2 as they relate to Government Officials, Lessee agrees not to offer, promise or give a financial or other advantage to any person, firm, corporation or other entity for the purpose of bringing about an improper performance of a function or activity, or reward a person for the improper performance of such a function or activity.

3. The Lessee certifies that it has taken reasonable measures to prevent subcontractors, subagents or any other third parties performing services in connection with this Agreement and acting under Contractor's authority or control from breaching the provisions contained in paragraphs 1 and 2.

4. The Lessee agrees to keep books, accounts, and records that, in reasonable detail, accurately and fairly reflect its transactions and the disposition of funds paid under this Agreement.

5. The Lessee will not provide any "Facilitating Payments" during the course of performing Services under this Agreement. A Facilitating Payment is defined as: a small payment provided to a government employee to expedite routine clerical or administrative actions such as inspecting goods in transit, issuing permits, processing visas or providing police protection. Official fees, documented in writing, that are required by governments to perform certain services are not considered facilitating payments.

6. The Lessee agrees that FedEx shall have the right, from time to time, upon written notice to the Lessee, to conduct an investigation and audit of the Lessee to verify compliance with paragraphs 1-5. Lessee agrees to cooperate fully with such investigation and audit, the scope, method, nature and duration of which shall be at the sole discretion of FedEx.

7. As reflected in the FedEx Code of Business Conduct and Ethics, which can be found at http://investors.fedex.com/governance-and-citizenship/policies/code-of-conduct/default.aspx, FedEx is committed to the highest standards of business ethics. FedEx expects the same level of commitment from Lessee. Accordingly, Lessee and all of its personnel who work on FedEx matters pursuant to this Agreement (whether directly or indirectly) shall uphold the highest standards of business ethics and ensure compliance with all applicable laws.

Section 5. Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party's control, without such Party's fault or negligence and that by its nature could not have been foreseen by such Party (which events may include natural disasters (such as hurricanes, floods, tornados, earthquakes, wildfires), embargoes, accidents in third party transportation, national or global health emergencies, epidemics, quarantine restriction, explosions, riots, wars, acts of terrorism, or other catastrophic events) (each, a "Force Majeure Event"). Labor strikes shall not be considered a Force Majeure Event under this Agreement.

The Party whose performance is or may be affected by a Force Majeure Event shall give the other Party prompt written notice thereof, including a description of the events or circumstances and the anticipated duration thereof. That Party shall use all reasonably available efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement; and upon written request by the affected Party shall, within ten (10) days of such request, provide adequate assurances that a Force Majeure Event will not exceed sixty (60) days. In the event such adequate assurance cannot reasonably be provided, Parties shall have the right to terminate this Agreement.

Section 6. Services and Routes. (a) In exchange for the Administrative Fee described in Section 12, Lessee agrees to operate and maintain the Aircraft exclusively for cargo transportation services in connection with FedEx's express package delivery business (the "**Services**").

(b) FedEx's most recent Business Transaction Manual (the "**Manual**"), which governs the policies and procedures in connection with the Services, is incorporated by reference into this Agreement. Lessee acknowledges receipt of the Manual dated effective June 1, 2021 and agrees to follow the policies and procedures set forth therein. FedEx may, from time to time, revise the Manual. FedEx will provide notice of any revisions to the Manual at least thirty (30) days prior to implementing such revisions. Lessee shall promptly review the revisions and provide FedEx notice of any proposed changes to the revisions within ten (10) days of receipt. FedEx may, in its sole discretion, accept or reject Lessee's proposed changes to the revisions. If FedEx rejects Lessee's proposed changes, Lessee shall, within ten (10) days of receipt of notice of such rejection, provide notice to FedEx that it accepts the Manual or that it intends to terminate the Agreement, effective thirty (30) days from the date of such notice.

(c) The routes flown by Lessee in the performance of the Services will be as requested by FedEx from time to time (each a "**Route**"). The Aircraft will be fueled by Lessee to provide an optimal payload from a safety perspective while maximizing the available cargo payload on each Route, taking into consideration all relevant flight planning and scheduling factors. Lessee will endeavor to meet or exceed during each month of the Term a ninety-eight percent (98%) on-time departure rate of all Routes exclusive of cancellations or delays caused by FedEx or force majeure events.

(d) FedEx, in its sole discretion, may eliminate, modify, or substitute any Route by giving Lessee prior notice of such elimination, modification, or substitution. FedEx will use its reasonable efforts to give Lessee at least seven (7) days' written notice of such elimination, modification or substitution. At FedEx's option, a verbal notice of elimination, modification or substitution of a Route may be given to Lessee. Any such verbal notice will be followed by written notice from FedEx to Lessee. The Parties agree that any such written notice may be delivered via email transmission.

(e) If FedEx requires Lessee to substitute a Route, Lessee may elect not to fly the substitute Route provided it gives FedEx written notice of such election within forty-eight (48) hours after receipt of the proposed substitution. If Lessee declines to fly a substitute Route, or if FedEx does not offer substitute

Route(s), and thereby has no remaining Routes for any Aircraft, Lessee will return such Aircraft to FedEx in accordance with this Agreement and thereafter this Lease will immediately terminate as to such Aircraft.

(f) Lessee shall not serve as FedEx's exclusive or sole provider of the Services. This Agreement is not a requirements contract and FedEx shall not be obligated to purchase any minimum or maximum amount of Services from Lessee. FedEx reserves the right in its sole discretion to have the Services performed in-house by FedEx employees or by third party vendors. Lessee agrees to cooperate with any such third parties and to comply with all reasonable requests by FedEx to coordinate its activities with such other vendors.

Section 7. Required Maintenance and Repairs. (a) Lessee will inspect, maintain, repair and overhaul the Aircraft in good order and in an airworthy condition (the "**Maintenance**"). The Maintenance will be performed in a good and workmanlike manner and include, but not be limited to, the following:

(i) Compliance with the Manufacturer's Maintenance Schedule for the Aircraft or other Federal Aviation Administration ("**FAA**") approved programs, and all applicable federal, state and local laws, rules, orders and regulations, including the Federal Aviation Regulations ("**FARs**") (collectively, the "**Laws**");

(ii) Performance of any Airworthiness Directives, mandatory Service Bulletins (and any non-mandatory Service Bulletins specified by FedEx), and mandatory revisions to any FARs which must be accomplished during the Term or which are otherwise required to be carried out on the Aircraft in order to meet the requirements of the FAA;

(iii) Replacement of all worn or defective aircraft components, provided such replacement item:

a. is supplied by the Aircraft manufacturer, original equipment manufacturer, or from another supplier of FAA approved components,
b. is of at least equivalent quality, value and condition as the item on the Aircraft which is replaced, and
c. has the same model number or part number as listed in the Aircraft manufacturer's parts catalogue or is approved by FedEx for use by Lessee;

(iv) A clean physical appearance of the Aircraft to the public, including painting the Aircraft in FedEx livery as advertising for FedEx;

(v) On-wing, routine engine repairs;

(vi) Upkeep of log books, engine manuals, aircraft configuration data and any other documents which may be required by FedEx or the FAA;

(vii) Completion of any other items reasonably requested by FedEx.

(b) Any Maintenance performed by Lessee that is determined not to be in compliance with this Agreement shall be promptly corrected by Lessee at no expense to FedEx. All replacement aircraft components shall be free and clear of all liens, encumbrances and rights of others, and upon installation, title to the aircraft component shall vest in FedEx and become subject to this Agreement. Except for aircraft

components that are part of a pooling arrangement, title to any aircraft components that are removed and not reinstalled shall, upon removal, vest in FedEx.

(c) Except as otherwise permitted by this Agreement, Lessee will not cause or permit any modification or alteration to the Aircraft, nor add or remove any equipment to or from the Aircraft without FedEx's prior written consent. Lessee shall not pledge the credit of FedEx for any Maintenance or for any other purpose whatsoever.

(d) FedEx will pay Lessee a Maintenance Fee, as described in Section 12, for all Maintenance performed by Lessee.

Section 8. Storage and Use of Aircraft Components and Equipment. (a) FedEx may provide Lessee with aircraft components and tooling for Lessee's use when performing the Maintenance and equipment for Lessee's use when performing Services (collectively, the "**FedEx Components**"). Lessee will provide sufficient, secure and dedicated warehouse space for the FedEx Components. Lessee will be responsible for maintaining accurate and comprehensive records of all the FedEx Components in Lessee's possession, including, without limitation, the completion of an annual physical inventory, details of which are set forth in the Manual. Lessee will keep all FedEx Components separate from any other goods or property owned by or in the possession of Lessee and will clearly mark all FedEx Components as the property of FedEx as follows: (i) Lessee shall mark all tooling with asset tags, engraving or etching stating "Property of FedEx", (ii) Lessee shall place placards stating "Property of FedEx" on all shipping containers, parts racks and storage areas containing aircraft components, and (iii) Lessee shall provide such other marking of FedEx Components as FedEx may reasonably request.

(b) Lessee's storage and handling of the FedEx Components pursuant to this Agreement shall create a bailment by Lessee on behalf of FedEx. Title to the FedEx Components will remain with FedEx even though Lessee may have possession or control of the FedEx Components. Lessee will bear the risk of loss of or damages to the FedEx Components in Lessee's possession or control. Lessee will utilize the FedEx Components only in accordance with this Agreement.

(c) Lessee will not permit, assign, dispose of, or grant a security interest or lien in, or execute any financial or financing statement in favor of any person or entity, including but not limited to any subcontractors, other than FedEx, covering the FedEx Components. Lessee represents and warrants that it has not made any assignments, dispositions, or grants of security interests in or executed any financing statements that cover or could be deemed to cover the FedEx Components prior to the Effective Date. During the Term, Lessee will notify FedEx in writing if Lessee has knowledge of any security interest or lien that covers or could be deemed to cover the FedEx Components.

(d) It is FedEx's responsibility (in its sole discretion) to file any necessary documents in connection with FedEx's ownership of the FedEx Components, including documents required by Article 9 of the Uniform Commercial Code. Lessee will cooperate fully with FedEx, including, without limitation, by executing any financing statement or other document which FedEx reasonably determines necessary to evidence FedEx's ownership of the FedEx Components. FedEx may require the return of the FedEx Components to FedEx at any time, and Lessee shall promptly return such FedEx Components to FedEx.

Section 9. Operational Control and Crew Members. (a) Lessee will at all times have operational control over the Aircraft, all Routes performed under this Agreement and all flight operations contemplated under this Agreement. Lessee will, for the purposes of safe performance of the Routes, have the sole authority to determine whether a particular flight may be safely operated, to assign crew members for particular flights, to dispatch and release flights, to direct crew members and to initiate and terminate flights.

The Captain of the Aircraft will be in command of the Aircraft and will have full authority and control in the operation of the Aircraft, full authority and control over other crew members and their duties during flight time and complete discretion concerning the operation of the Aircraft and the initiation and termination of any flight, and FedEx undertakes to accept all decisions of the Captain. The determination to so cancel any flight shall be immediately reported by the Lessee to FedEx's Global Operations Control at (800) 321-4589 and as otherwise directed in writing by FedEx.

(b) Lessee warrants to FedEx that any crew member who operates the Aircraft will at all times: (i) meet all safety requirements established for such operation; (ii) be properly certificated by the FAA for the operation; (iii) conduct the operation in accordance with the Laws, the standards of the FAA and to the highest standards of the pilot profession; (iv) exhibit to the public a professional appearance and demeanor; and (v) be trained and qualified to handle Hazardous Materials (as defined by The United States Department of Transportation Regulations (49 C.F.R. Part 171 et. seq.)) in accordance with the Laws if transporting Hazardous Materials.

Section 10. Safety and Director of Safety Position. FedEx is committed to the highest standards of safety. FedEx expects the same level of commitment from Lessee. To ensure the safest environment possible, Lessee will staff and maintain a Director of Safety (DOS) position at Lessee's sole expense. Lessee's DOS will manage the safety performance of Lessee's organization and be responsible for developing a high-performance safety culture. In addition, the Lessee will work with Feeder Aircraft Operations to:

i. Develop, implement, and maintain a SMS Program consistent with the FAA's Advisory Circular AC 120 92B on Safety Management Systems.
ii. Provide FAO Safety with safety related performance metrics and safety goals, and submit to safety audits and provide audit results/findings from safety assessments.
iii. Provide a current version of the Airline's Safety Management System Manual (or equivalent).

Aircraft accidents. aircraft strikes, or other incidents (collectively an "Incident") are not acceptable. In the event of an Incident, Lessee's DOS will meet with FedEx's representatives to discuss the Incident. Lessee's DOS will be available as reasonably requested by FedEx. Lessee will be fully transparent with FedEx about the Incident, its cause, and the events leading up to and after the Incident. Lessee will share any documentation it has about the Incident, or create such documentation, requested by FedEx. Failure to do any of the above mentioned, will result in a review of the relationship which could include, but not be limited to, termination of this Agreement.

Lessee's DOS must have appropriate formal training in aviation safety and aircraft accident investigation. Lessee's DOS will serve as Lessee's liaison with the NTSB and/or FAA in the event of an incident or accident involving an aircraft operated by Lessee.

Section 11. Reliability Bonus. Subject to the terms of this Agreement, FedEx shall pay Lessee a Reliability Bonus in accordance with Exhibit 7. FedEx shall calculate the Reliability Bonus over each annual period during the Term of this Agreement in accordance with the DRI-0 standard set out in Exhibit 7. Once the Reliability Bonus for a given annual period has been calculated by FedEx, FedEx shall make the applicable Reliability Bonus payment to Lessee pursuant to the charts set out in Exhibit 7. If Lessee disagrees with the calculation of any such Reliability Bonus by FedEx, Lessee shall notify FedEx within five (5) working days of such disagreement, and the parties shall use best efforts to resolve any such disagreement within ten (10) working days of FedEx receiving written notice of such disagreement. For greater certainty, Lessee shall receive a Reliability Bonus for any given annual period during the Term of

the Agreement if Lessee achieves an on-time departure rate of C208: 99.7%, subject to deductions as detailed on Exhibit 7.

Section 12. Payments. (a) Lessee will pay to FedEx, as rent for each Aircraft, the Monthly Rent set forth in Exhibit 3 hereto (collectively, the "**Rent**") plus all applicable sales, use or other transaction-based taxes on the rent. The Rent is due and payable on or before the tenth (10th) calendar day of each month during the Term. The Rent shall be listed on the Invoice (as defined in subsection(c) of this Section). In FedEx's discretion Rent may be offset against the amounts due Lessee listed below in subsection (b) on such Invoice. Such offset does not relieve Lessee of any applicable tax obligations.

(b) FedEx shall make the following payments to Lessee:

(i) A monthly fee (the "**Administrative Fee**") for performance of the Services, in the amount set forth in Exhibit 4;

(ii) Reimbursement of "**Reimbursables**" as defined in Exhibit 5 hereto;

(iii) A fee for Maintenance performed by Lessee (the "**Maintenance Fee**"), calculated in accordance with Exhibit 6;

(iv) Reliability Bonus.

(c) On or before the tenth (10th) calendar day of each month of the Term, Lessee will submit to FedEx an itemized invoice (the "**Invoice**") setting forth the Administrative Fee. If incurred each such month, monthly invoices for Reimbursables and the Maintenance Fee will be submitted to FedEx for payment after being settled, including determination of labor hours related to the Maintenance Fee, by the Lessee. Subject to subsection (d) below, FedEx will pay such invoices within ten (10) days after receipt of an accurate and properly documented invoice.

(d) In the event that FedEx disputes an Invoice, FedEx will notify Lessee in writing of the reasons for the dispute and will remit payment for the undisputed amount. The disputed amounts will be resolved by mutual agreement between Parties.

(e) Lessee will keep full and accurate records, and documentation to substantiate the amounts claimed in any invoice, which records will be open to audit by FedEx, or any authorized representative of FedEx, during the Term and until two (2) years after the expiration or earlier termination of this Agreement. Lessee will provide FedEx with such records in an electronic format, as mutually agreed to between the Parties, upon FedEx's written request.

Section 13. Taxes and Other Government Charges. (a) Subject to the provisions of Section 12, any and all applicable sales, use or similar transaction based taxes ("**Tax**" or "**Taxes**") arising out of the Services or the lease of the Aircraft, in any manner levied, assessed or imposed by any government or subdivision or agency thereof having jurisdiction will be the sole responsibility and liability of FedEx.

(b) Lessee agrees to provide FedEx with an invoice that separately states the amount of the charges related to Taxes. With respect to any Tax which FedEx has assumed responsibility for under this Section 13, FedEx will either (i) pay such Tax directly to the taxing jurisdiction, if permitted by law, (ii) pay such Tax to Lessee in accordance with the payment procedures, (iii) provide to Lessee an exemption certificate or letter stating that the entire charge or some portion of the charge is exempt from any such Tax, or (iv) require Lessee to obtain any available exemption certificates or letters, at Lessee's expense, stating

that the entire charge or some portion of the charge is exempt from any such Tax. If payment is made in accordance with (ii) above, upon written request of FedEx and at the expense of Lessee, Lessee will provide FedEx with evidence that the Tax has been remitted to the taxing jurisdiction.

(c) If any Tax for which FedEx has assumed the responsibility for payment pursuant to this Section 13 is levied, assessed or imposed upon Lessee, Lessee will promptly give FedEx notice of such levy, assessment or imposition, whereupon FedEx will promptly pay and discharge the same or, in FedEx's sole discretion and if permitted by law, will contest such liability before payment. If Lessee fails to notify FedEx in time to file a timely appeal of such levy, assessment or imposition, FedEx will be relieved of its payment obligation with respect to that Tax.

(d) Upon the written request and at the expense of FedEx, Lessee will fully cooperate with FedEx in contesting or protesting the validity or application of any such Tax (including, but not limited to, permitting FedEx to proceed in Lessee name if required or permitted by law, provided, in each case, that such contest does not involve, or can be separated from, the contest of any Tax or issues unrelated to the transactions described in this Agreement). FedEx will also have the right to participate in any contest conducted by the Lessee with respect to a Tax or other charge for which FedEx has assumed the responsibility for payment under this Section 13, including, without limitation, the right to attend conferences with the taxing authority and the right to review submissions to the taxing authority or any court to the extent such contest does not involve, or can be separated from, the contest of any Tax or issues unrelated to the transactions described in this Agreement. In the event Lessee will receive a refund of all or any part of such Tax which FedEx has paid and discharged, the amount of such refund will promptly be remitted to FedEx by Lessee, less any expenses of Lessee incurred in contesting the validity or application of any such Tax, not previously reimbursed by FedEx.

Section 14. Lessee's Compliance Responsibility. (a) To the extent applicable to Lessee, Lessee agrees to comply with the affirmative action requirements applicable to contracts with U.S. government contractors as set forth in Title 41 of the Code of Federal Regulations. The provisions of said regulations are incorporated by reference into this Agreement. Lessee hereby further agrees to employ only persons who are legally authorized to work in the United States and to have an I-9 employment authorization form, if required, for each person employed by it.

(b) Prior to the performance of Services, Lessee will provide evidence satisfactory to FedEx that Lessee has in place a Drug Testing Program for its employees or subcontractors who perform safety-sensitive or security related services in compliance with 14 C.F.R. Parts 121 and 135 and Appendix I to Part 121 (the "**Appendix**"). If FedEx discovers at any time during the Term that Lessee, its employees or subcontractors are not in full compliance with the Appendix, FedEx shall have the right, in addition to any and all other remedies at law or in equity, to immediately terminate the Agreement and secure a replacement contractor, with no further obligations or liabilities to Lessee.

(c) Lessee shall fully and punctually comply with all screening, background checks and other security requirements that any public authority having jurisdiction by virtue of the Laws (including, to the extent applicable, the Transportation Security Administration) has established or may later establish.

Section 15. FedEx's Right to Inspect and Flight Test. Without notice to Lessee, FedEx or its authorized representatives may conduct a flight test and inspect the Aircraft, its books, logs and records, but FedEx has no duty to make any such inspection and will incur no liability by reason of not making same. Within ten (10) days of FedEx's request, Lessee will prepare and provide to FedEx a written summary of Lessee's performance of the Maintenance and the Aircraft's compliance with the Laws.

Section 16. Risk of Loss and Indemnity. (a) Pursuant to this Agreement, Lessee is responsible for the care, custody and control the Aircraft and, except for damage caused by the intentional or negligent acts of FedEx, Lessee accepts the risk of damage or loss to the Aircraft during the Term. FedEx will not be liable to Lessee for any damage to or loss or destruction of the Aircraft caused by a third party, or for any loss, damage, or expense of any kind caused directly or indirectly by Lessee's use, maintenance, handling, hangaring or storage of the Aircraft, or loads thereon, or the repairs, servicing, or adjustment to the Aircraft, or because the Aircraft is, or has become, unsuitable or unserviceable, or for an interruption of service or loss of the Aircraft's use, or for any loss of business or damage. FedEx assumes no liability for any acts or omissions of Lessee or Lessee's agents, servants, or employees, or for damage, loss or destruction of any property of Lessee or persons in privity with Lessee, unless damage, loss or destruction of such property is caused by the intentional or negligent acts of FedEx.

(b) Lessee hereby agrees to indemnify, defend and hold harmless FedEx, its Parent Corporation and its Affiliates, their officers, directors, members, agents and employees from any and all liabilities, damages, losses, expenses, demands, suits, or judgments, including all reasonable attorneys' fees, costs, and expenses incidental thereto, resulting from: (i) Lessee's breach or non-performance of any obligations, warranties, representations, terms or conditions contained in this Agreement; (ii) Lessee's negligence or willful misconduct, (iii) any claim for payment made by a subcontractor, agent, or employee of Lessee; and (iv) the use of the FedEx Components and Aircraft by a subcontractor of Lessee. Lessee's obligation to so indemnify, defend and hold harmless FedEx will survive the expiration or earlier termination of this Agreement.

Section 17. Insurance. (a) During the Term, Lessee will procure and maintain a policy or policies of insurance with coverage as follows:

(i) Commercial Aviation General Liability Insurance including premises liability, hangarkeepers liability, products and completed operations, and personal and advertising injury liability with a combined single limit of liability of not less than $10,000,000 per occurrence, which policy or policies will name FedEx, its officers, directors, agents and employees as additional insureds (the "**FedEx Additional Insureds**") with respect to liability arising out of Lessee's aviation operations;

(ii) Worker's Compensation insurance in such amounts as may be required by applicable statutes. Employee's Liability Insurance with minimum limits of $500,000 per occurrence shall be carried for all states;

(iii) Auto Liability Insurance in an amount not less than $1,000,000 per occurrence, or maintain auto on premises coverage under aviation general liability, naming FedEx, its officers, directors, agents and employees as additional insured.

(b) Lessee waives and releases, to the extent of the proceeds that are or would be payable to it in respect of Lessee's Commercial Aviation General Liability insurance policy any and all rights of recovery, claim, action or cause of action that it may now or later have against FedEx and the FedEx Additional Insureds, by virtue of any loss or damage that may occur to property or person, regardless of cause or origin, including, without limitation, the negligence of FedEx or the FedEx Additional Insureds. Because this Section 17(b) will preclude the assignment of any claim mentioned in it by way of subrogation or otherwise to an insurance company or any other person, Lessee will promptly give the insurance company that has issued to it the Commercial Aviation General Liability insurance policy, written notice of the waiver contained in this Section 17(b), and to have the insurance policy properly endorsed, if necessary, to prevent the invalidation of the insurance coverage by reason of the waiver contained in Section

17(b), and to secure from Lessee's insurer a waiver of the insurer's subrogation rights. Failure of Lessee to notify its insurance company, or obtain the necessary endorsements, does not relieve Lessee of its obligations under this Agreement.

(c) During the Term, FedEx will procure and maintain a policy or policies of insurance with coverage as follows:

(i) Aviation Hull Insurance for all aircraft owned, leased or chartered and for aircraft which have been leased to others to be operated by air crews of others as agreed to with respect to the Services.

(ii) Aviation Liability Insurance with total liability of all damages because of all bodily injury, property damage and personal injury and in the amount of at least $50,000,000.00 per occurrence, with respect to the Services, which policy or policies will name Lessee, its officers, directors, agents and employees as additional insureds.

(d) For each insurable claim arising under FedEx's insurance policies of Aircraft Hull or Aircraft Liability, FedEx will be responsible for full payment of any deductibles regardless of the cause of the claim.

(e) Each Party's policies of insurance required under this Agreement will provide for a minimum of thirty 30 days written notice to the other Party in the event of alteration, non-renewal, or cancellation. Within 10 days of the Effective Date, each Party will deliver to the other Party copies of insurance certificates reflecting each Party's insurance obligations under this Agreement. FedEx and Lessee agree that, if any policy or policies of insurance carried by it as required by this Agreement, are materially altered or cancelled, it will immediately obtain other policies providing coverage identical to such policies.

Section 18. Limitation of Liability. Notwithstanding any other provision of this Agreement, the limit of liability to FedEx for reimbursement of damage to an aircraft or its parts, will be capped on a per occurrence basis as follow (collectively, the "**Cap**"):

(i) $0 if the insurable claim is caused by the intentional or negligent acts of FedEx or third party contractors or agents of FedEx or an act of God and is covered by FedEx insurance;

(ii) $25,000 for C208 Aircraft if the claim is caused by the negligence of Lessee and covered by FedEx's insurance;

(iii) $50,000 for C208 Aircraft if caused by the Lessee's negligence or willful misconduct and not covered by FedEx insurance.

Lessee shall cooperate with FedEx and its representatives in investigating any damage to an aircraft. FedEx shall inform Lessee of its determination with regards to the Cap within a reasonable time of completion of its investigation.

Section 19. Reporting Loss or Damage to Aircraft. In the event of a total loss of or damage to an Aircraft, Lessee will promptly report such loss or damage to FedEx and all concerned governmental agencies, and furnish such information and execute such documents as may be necessary for FedEx to collect the proceeds of all applicable insurance policies. All press releases after any initial legally required notifications and acknowledgement of the event will be coordinated with FedEx prior to release.

Section 20. Prohibition Against Sublease, Assignment and Third Party Use. (a) Lessee will not sublet, mortgage, pledge, sell, or otherwise encumber or dispose of the Aircraft, nor assign or transfer this Agreement or any interest herein.

(b) Lessee will operate the Aircraft solely for the performance of Services for FedEx, unless Lessee receives the prior written consent of FedEx for another use. FedEx may in its sole discretion approve or reject such other operation of the Aircraft. Lessee will be solely responsible for the operation of the Aircraft for third parties and will not operate the Aircraft in such a manner as to violate the provisions of this Agreement, any applicable insurance policies or the Laws.

Section 21. Prohibition Against Liens and Adverse Claims. (a) Lessee will not fail to make timely payment for any fuels, parts, materials, supplies or services furnished to or for the Aircraft, or for labor performed on the Aircraft nor allow the creation of any lien on the Aircraft from such failure. Lessee will not directly or indirectly create, incur, assume or suffer to exist, and will promptly take such action as may be necessary to discharge any lien on or with respect to this Agreement or the Aircraft. The expense of such action and discharge will be at Lessee's sole cost and expense which will not be reimbursed by FedEx to Lessee.

(b) Lessee shall not do, and will not permit any act which could reasonably be expected to jeopardize FedEx's title in the Aircraft or result in the Aircraft being arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of Lessee. If any such event occurs, Lessee will at its expense give FedEx immediate notice thereof and perfect recognition of FedEx's title in the Aircraft or procure the prompt release of the Aircraft from such adverse claims.

Section 22. Notice of Litigation. In the event that the Aircraft, or its use, operation, transportation, storage, repair or maintenance, or any other activity pertaining to the Aircraft, or any fee or charge for any of the foregoing becomes the subject of or is otherwise connected with any litigation, whether or not Lessee is a party to such litigation, Lessee will promptly give notice and details of such litigation to FedEx, and will thereafter keep FedEx advised as to the progress of such litigation.

Section 23. Events of Default. Either Party may terminate this Agreement upon five (5) days prior written notice to the other Party following the occurrence of a Default. For purposes hereof, "**Default**" shall mean the breach or non-performance of any obligations, warranties, representations, terms or conditions contained in this Agreement that is not cured within the Cure Period. A Default shall not be deemed to have occurred unless the non-defaulting Party has given written notice to the defaulting Party specifying in reasonable detail the event or events that are believed to constitute the Default. The Party receiving the notice of Default shall have a cure period of ten (10) days in which to take the necessary actions to cure the Default (the "**Cure Period**"). No Default will be deemed to have occurred if the Default is cured within the Cure Period. Notwithstanding the foregoing, the defaulting Party shall remain liable to the non-defaulting Party for any damages incurred by the non-defaulting Party due to the Default even if such Default is cured or this Agreement is terminated.

Section 24. FedEx May Assign and Encumber. FedEx reserves the right at any time to encumber the Aircraft with chattel mortgages or other security agreements which will constitute rights superior to those created by or arising under the terms of this Agreement. FedEx's right, title and interest in and to this Agreement and the Aircraft may be transferred and assigned by FedEx with written notice to Lessee. In such event, FedEx's assignee will have all of the rights, powers, privileges and remedies of FedEx hereunder. Lessee will not be entitled to terminate or amend this Agreement without the written consent of such assignee and Lessee agrees unconditionally, upon receipt of notice of an assignment, to pay to the assignee, at the address of assignee provided to Lessee, all other sums due by Lessee under this Agreement. Any such assignment will not relieve Lessee of any of its obligations to FedEx. The rights of an assignee will be free from all claims, defenses, set-offs or counterclaims which Lessee may be entitled to assert against FedEx but Lessee may assert separately against FedEx matters which Lessee is entitled to assert under this Agreement.

Section 25. Return of Aircraft Upon Termination. (a) Upon the expiration of the Term or earlier termination of this Agreement, Lessee will redeliver the Aircraft to FedEx in Memphis, Tennessee, or such other location as designated by FedEx, free of liens and in as good condition as when received by Lessee, normal wear and tear excepted, with all systems functioning properly and in full compliance with the Laws. In addition, Lessee will deliver copies of all documents, manuals and data relating to the Aircraft. In the event FedEx and Lessee are executing this Agreement in substitution for an existing lease pursuant to which FedEx is leasing to Lessee one (1) or more of the Aircraft to be leased hereunder, then with respect to such Aircraft, Lessee will redeliver the Aircraft to FedEx in Memphis, Tennessee, or such other location as designated by FedEx in as good condition as when received by Lessee under such prior lease, normal wear and tear accepted with all systems functioning properly and in full compliance with the Laws.

(b) If in FedEx's reasonable judgment the resale value of the Aircraft upon its return from Lessee is reduced because of Lessee's unauthorized modification of the Aircraft or Lessee's unauthorized addition or deletion of equipment in violation of this Agreement, FedEx in its sole discretion may elect to receive from Lessee either an amount equal to the cost of restoring the Aircraft to its original condition or an amount equal to the reduction in the resale value.

Section 26. Independent Contractor Relationship. (a) The Parties intend that an independent contractor relationship between Lessee and FedEx will be created by this Agreement. FedEx is interested only in the results of the Lessee's work and shall not exercise any control over the conduct or supervision of the work or the means of Lessee's performance.

(b) FedEx and Lessee acknowledge, understand and agree that:

(i) Lessee and its employees, agents, representatives, crew members, pilots and captains (collectively, "Representatives") are not employees of FedEx;

(ii) Lessee, through its Representatives, provides the Services to FedEx as an independent contractor;

(iii) Lessee, through its Representatives, is to render the Services to FedEx in the course of an independent contractor relationship, retaining the right to adopt its own means and methods;

(iv) Lessee and its Representatives are independent from FedEx except as to final results contemplated by this Agreement;

(v) Representatives are not paid directly from FedEx, and Lessee is solely responsible for paying its Representatives;

(vi) Neither Lessee nor any Representative shall have any authority or power, express or implied, to accept any order on behalf of FedEx or to bind or obligate FedEx with respect to any matter.

(c) Accordingly, Lessee shall have full responsibility for its Representative's collection, reporting, withholding, filing and payment of all international, federal, state and local taxes and contribution, including penalties and interest, imposed pursuant to unemployment insurance, social security, income tax, workers' compensation or any other similar statute. Lessee shall indemnify and hold FedEx harmless for any liability resulting from any Representative of Lessee claiming to be an employee of FedEx, including, but not limited to, any claim on the part of Lessee's Representative to benefits FedEx provides to its employees.

(d) Lessee agrees to provide FedEx with any financial information as FedEx may reasonably request (including but not limited to annual audited financial statements) to allow FedEx to determine the percentage of the Lessee's total revenue that is attributable to the Services performed pursuant to this Agreement. FedEx may terminate this Agreement upon written notice to Lessee if any one of the following occurs: (i) 60% or more of Lessee's revenue (excluding Reimbursables) is derived from the Services performed pursuant to this Agreement; (ii) FedEx becomes Lessee's only customer; or (iii) Lessee employs less than 6 employees.

Section 27. Confidentiality of Information. (a) During the Term, each Party (a "**Disclosing Party**") may disclose, or each Party (a "**Receiving Party**") may obtain access to certain valuable, confidential, and proprietary information or materials from the Disclosing Party related to the Disclosing Party's business ("**Information**"). Information shall be deemed to include, without limitation, the terms of this Agreement and all information and data obtained directly or indirectly from the Disclosing Party in connection with this Agreement. The Receiving Party acknowledges the confidential character of the Information and agrees that all such Information is the sole and exclusive property of the Disclosing Party. Accordingly, the Receiving Party agrees to hold all Information it obtains from or about the Disclosing Party in strictest confidence, not to reproduce any of the Information without the Disclosing Party's written consent, not to use such Information, other than for the performance of the Services or as otherwise provided in this Agreement, and to cause its Parent Corporation, Affiliates, employees, professionals or subcontractors to whom such Information is transmitted to be bound by the same obligation of confidentiality to which the Receiving Party is bound. The Receiving Party shall not communicate Information in any form to any third party without the Disclosing Party's prior written consent, other than for the performance of the Services or as otherwise contemplated by this Agreement. In the event of any violation of this Section 27, the Disclosing Party shall be entitled to seek preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation, which remedy shall be in addition to any other rights or remedies to which the Disclosing Party may be entitled. For purposes of this Agreement, Information shall also be deemed to include, without limitation, the confidential and proprietary information of any entity owning all or a majority of the Disclosing Party's outstanding corporate stock or other ownership interests ("**Parent Corporation**") and of any entity a majority or all of whose corporate stock or other ownership interests is owned, directly or indirectly, by the Parent Corporation ("**Affiliate**"), whether such Information is provided to the Receiving Party by the Disclosing Party, the Parent Corporation or any Affiliate.

(b) The foregoing shall not apply to Information that: (i) is or becomes generally available to the public through no wrongful act of the Receiving Party; (ii) the Receiving Party can show by written

records in such Party's files that such Information was in the Receiving Party's possession without any confidentiality obligation prior to disclosure by the Disclosing Party (iii) the Receiving Party at any time lawfully obtains from a third party under circumstances permitting its disclosure; (iv) is compelled to be disclosed pursuant to the lawful requirement of a governmental agency or required by operation of law; provided that the Receiving Party shall promptly notify the Disclosing Party of such demand and tender to the Disclosing Party the defense of such demand and assist the Disclosing Party, at Disclosing Party's expense, in obtaining a protective order. Unless the demand shall have been timely limited, quashed or extended, the Receiving Party shall thereafter be entitled to comply with such demand but only to the extent required by law; or (v) the Receiving Party independently develops without reliance upon or use of the Disclosing Party's Information.

(c) The obligations of the Parties as set forth in this Section 27 shall survive the expiration or earlier termination of this Agreement for a period of 2 years.

Section 28. Marketing. Lessee shall not in any manner advertise or publish the fact that it has furnished the Services or contracted with FedEx without the prior written consent of FedEx. Prior to printing and publishing any item or material displaying any of FedEx's logos, trademarks, images, brand related materials or any press release referring to FedEx, Lessee will obtain FedEx's prior written approval of the text, layout and graphics contained in the item, material or press release. Further, all copy for any commercial announcement (e.g., website) will be provided by FedEx or approved by FedEx in advance. If FedEx rejects the proposed item, copy, material or press release, Lessee will make such changes as FedEx desires in its sole discretion, which changes will be subject to the further review and written approval of FedEx.

Section 29. Information Security. Lessee shall implement and maintain security controls and measures necessary to protect FedEx Sensitive Data from unauthorized access, loss, destruction, disclosure or use. In all events, Lessee shall comply with FedEx's then-current Information Security ("InfoSec") compliance requirements, as may be updated and revised by FedEx from time to time ("InfoSec Compliance Requirements"), which are available at https://www.fedex.com/en-us/trust-center/supplier-requirements.html, or such successor URL as FedEx may provide to Lessee via notice ("InfoSec Compliance Website"). FedEx may update such InfoSec Compliance Requirements, from time to time, and it is the responsibility of Lessee to check, regularly, the InfoSec Compliance Website to ensure Lessee is aware of, and compliant with, the then-current InfoSec Compliance Requirements.

Lessee is also responsible for complying with information security requirements that are specified in any manual, written instructions, hand books, supplier standards, or the like provided by FedEx during the Term of this Agreement which provides guidelines, policies, or procedures for the Lessee in connection with the Services. In the event the language from any manual, written instruction, handbook, supplier standard, or the like conflicts with the InfoSec Compliance Requirements, the InfoSec Compliance Requirements shall control. Terms used in this provision and not otherwise defined in this Agreement have the meaning set forth on the InfoSec Compliance Website.

Section 30. Miscellaneous. (a) Time is of the essence for all purposes under this Agreement.

(b) All section headings and captions used in this Agreement are purely for convenience or reference only, and shall not affect the interpretation of this Agreement.

(c) As a transportation company, FedEx may enter into certain contracts which are governed by federal law (for example, but not limited to, contracts for the carriage of goods). To the extent all or any portion of this Agreement is not governed by federal law, however, this Agreement shall be governed by

and construed according to the laws of the State of Tennessee, without regard to any conflict of law provision. In furtherance of each Party's responsibilities under this Agreement, each Party will, and cause its agents and subcontractors to, at all times strictly comply with all applicable United States and local laws, rules and regulations, including without limitation, those concerning foreign corrupt practices and anti-bribery, such as the Foreign Corrupt Practice Act (15 U.S.C. § 78dd-1, et seq.).

(d) In addition to such other rights as FedEx may have, FedEx shall have the right to immediately terminate this Agreement upon any change in the majority ownership or voting control of the capital stock, business, or assets of Lessee. Lessee shall promptly notify FedEx in writing of any such change in control of the Lessee.

(e) Each Party agrees that it will take such actions, provide such documents, do such things and provide such further assurances as may reasonably be requested by the other Party during the Term.

(f) All exhibits described in this Agreement shall be deemed to be incorporated in and made a part of this Agreement, except that if there is any inconsistency between this Agreement and the provisions of any exhibit, the provisions of this Agreement shall control. Terms used in an exhibit and also used in this Agreement shall have the same meaning.

(g) Except for FedEx's right to update the Manual upon written notice to Lessee and the ability to remove specific Aircraft, this Agreement shall not be modified except by written agreement signed by both Parties. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired.

(h) The failure of a Party at any time to require performance by the other Party of any provision of this Agreement shall in no way affect that Party's right to enforce such provision, nor shall the waiver by a Party of any breach of any provision of this Agreement be taken or held to be a waiver of any further breach of the same provision or any other provision.

(i) The provisions of this Agreement which by their nature extend beyond the expiration or earlier termination of the Agreement will survive and remain in effect until all obligations are satisfied.

(j) Notices given under this Agreement shall be in writing and shall be deemed to have been given and delivered when received, if sent by the United States Mail, certified or registered mail, with postage prepaid and addressed, or sent by way of FedEx Express service to the following addresses or to such other address provided to the other Party by written notification:

If to FedEx:	Federal Express Corporation Feeder Aircraft Operations 2955 Republican Drive Memphis, TN 38118 Attn: Managing Director
With a copy to:	Federal Express Corporation Legal Department 3620 Hacks Cross Rd Building B, 3rd Floor Memphis, TN 38125

Attn: Business Transactions
Group, Managing Director

If to Lessee:

CSA Air, Inc.
Attn: Mike Bandalan
Ford Airport, 260 Riverhills Road
Iron Mountain, MI 49801

(k) This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument.

(l) The parties acknowledge that they have had the opportunity to be represented in negotiations for the preparation of this Agreement by counsel of their own choosing, and that they have entered into this Agreement voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties or any attorneys, other than those contained within this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel, shall have no application and is expressly waived

(m) This Agreement constitutes the entire agreement and understanding of the Parties on the subject matter hereof, and, as of the Effective Date, supersedes all prior agreements, whether written or oral, between the Parties concerning the subject matter hereof.

(n) This Agreement shall not be valid nor binding upon FedEx unless it shall have been executed by an officer of FedEx. No handwritten changes to this Agreement shall be effective unless initialed by each party and FedEx's attorney. Each Party represents and warrants that (i) it has the authority to execute, deliver and perform this Agreement and its obligations and responsibilities hereunder; and (ii) the performance of such obligations and responsibilities will not result in any breach of any terms or conditions of, or constitute a default under any commitment, agreement, contract, or obligation to which it is a party or by which it is bound.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have made and executed this Agreement as of the Effective Date.

FEDERAL EXPRESS CORPORATION	CSA AIR, INC.
By: Bill West, Jr.	By: [signature]
Print Name: Bill West, Jr.	Print Name Mike Baudecker
Title: Vice President, Supplemental Air Ops	Title: CEO/President
Date: 5/6/21	Date: 5/13/21

Approved FedEx Legal
RNA 4.5.21
RNA

#1464881

Approved FedEx Accounting
JRB - 775465
4/29/2021
JB

Exhibit 1

To That Certain

Aircraft Dry Lease and Services Agreement

Between

CSA Air, Inc.
("**Lessee**")

and

Federal Express Corporation
("**FedEx**")

Dated June 1, 2021

CESSNA C208B AIRCRAFT

AIRCRAFT TYPE	AIRCRAFT MANUFACTURER	MANUFACTURER'S SERIAL NUMBER	FAA REGISTRATION #
C208B	Cessna Aircraft Company	208B0423	703FX
C208B	Cessna Aircraft Company	208B0435	712FX
C208B	Cessna Aircraft Company	208B0445	717FX
C208B	Cessna Aircraft Company	208B0468	727FX
C208B	Cessna Aircraft Company	208B0501	747FX
C208B	Cessna Aircraft Company	208B0247	752FE
C208B	Cessna Aircraft Company	208B0529	755FX
C208B	Cessna Aircraft Company	208B0254	761FE
C208B	Cessna Aircraft Company	208B0262	767FE
C208B	Cessna Aircraft Company	208B0282	784FE
C208B	Cessna Aircraft Company	208B0293	795FE
C208B	Cessna Aircraft Company	208B0147	843FE
C208B	Cessna Aircraft Company	208B0178	858FE
C208B	Cessna Aircraft Company	208B0198	871FE
C208B	Cessna Aircraft Company	208B0210	883FE
C208B	Cessna Aircraft Company	208B0233	884FE
C208B	Cessna Aircraft Company	208B0217	888FE
C208B	Cessna Aircraft Company	208B0006	906FE
C208B	Cessna Aircraft Company	208B0007	907FE
C208B	Cessna Aircraft Company	208B0023	923FE
C208B	Cessna Aircraft Company	208B0025	925FE
C208B	Cessna Aircraft Company	208B0064	954FE
C208B	Cessna Aircraft Company	208B0194	986FE

C208B	Cessna Aircraft Company	208B0130	993FE

Exhibit 2

To That Certain

Aircraft Dry Lease and Services Agreement

Between

CSA Air, Inc.
("**Lessee**")

and

Federal Express Corporation
("**FedEx**")

Dated June 1, 2021

CERTIFICATE OF AIRCRAFT ACCEPTANCE
AND ACKNOWLEDGEMENT

CSA Air, Inc. ("**Lessee**") does hereby accept delivery of _______ Aircraft, Manufacturer's Serial Number ___, Federal Aviation Administration Registration Number _______, together with all fixed equipment, parts, components and accessories installed thereon, including engines, from Federal Express Corporation, and such delivery having been made at _________, at ____(a.m./p.m.) on the ___ day of ________, 20___, in accordance with the Agreement between Lessee and Federal Express Corporation dated as of ________, 2021. Lessee does hereby acknowledge and agree to the following:

(A) the Aircraft is currently certificated by the FAA;

(B) the Aircraft is in good operating order, repair and condition;

(C) FedEx has delivered copies of all documents, manuals and data relating to the Aircraft required to be delivered by FedEx to Lessee under the Agreement;

(D) Lessee is satisfied that the Aircraft is suitable for Lessee to fulfill its obligations under the Agreement;

(E) Lessee has inspected the Aircraft, performed the flight test and all defects have been corrected;

(F) THE AIRCRAFT SHALL BE DELIVERED TO LESSEE AS-IS, WHERE IS. FEDEX SHALL NOT BE DEEMED TO HAVE MADE, AND LESSEE HEREBY DISCLAIMS, ANY AND ALL REPRESENTATIONS, WARRANTIES AND GUARANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, CONCERNING THE AIRCRAFT AND THE TESTS AND INSPECTIONS THEREOF, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR

FITNESS FOR ANY PARTICULAR PURPOSE. LESSEE HEREBY, ON BEHALF OF ITSELF AND ANY PERSON OR ENTITY CLAIMING BY, THROUGH OR UNDER LESSEE, IRREVOCABLY AND UNCONDITIONALLY RELEASES AND WAIVES ANY AND ALL CLAIMS AGAINST FEDEX RELATED IN ANY WAY TO THE AIRCRAFT AND THE TESTS AND INSPECTIONS THEREOF WHATSOEVER AND WHETHER OR NOT ARISING IN TORT OR OCCASIONED BY FEDEX'S NEGLIGENCE. THE FOREGOING RELEASE AND WAIVER SHALL APPLY TO ALL CLAIMS WHATSOEVER, INCLUDING WITHOUT LIMITATION, ANY CLAIMS ARISING FROM BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE. FEDEX SHALL NOT BE LIABLE TO LESSEE FOR ANY DAMAGES WHATSOEVER WITH RESPECT TO THE AIRCRAFT AND THE TESTS AND INSPECTIONS THEREOF, INCLUDING WITHOUT LIMITATION, DIRECT OR INDIRECT DAMAGES FOR PERSONAL INJURY, DEATH, PROPERTY, LOSS OF USE, LOSS OF REVENUE, LOSS OF PROFIT, LOSS OF OPPORTUNITY, LOSS OF CONTRACT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, SPECIAL OR OTHER DAMAGES.

CSA Air, Inc.

By: ________________________

Name: ________________________
Title: ________________________
Date: ________________________

Exhibit 3

To That Certain

Aircraft Dry Lease and Services Agreement

Between

CSA Air, Inc.
("**Lessee**")

and

Federal Express Corporation
("**FedEx**")

Dated June 1, 2021

MONTHLY RENT

Lessee shall pay to FedEx monthly rent (the "Monthly Rent") of $5,000 for each Cessna C208B Aircraft.

Exhibit 4

To That Certain

Aircraft Dry Lease and Services Agreement

Between

CSA Air, Inc.
("**Lessee**")

and

Federal Express Corporation
("**FedEx**")

Dated June 1, 2021

ADMINISTRATIVE FEES

Subject to adjustments as set forth below, FedEx will pay Lessee an Administrative Fee of $22,433 per month for each Cessna C208B Aircraft, in Lessee's possession on the first day of such month. No Administrative Fee will be paid for Aircraft not in the Lessee's possession on the first day of a month.

The foregoing Administrative Fee will be adjusted as follows in each event:

> increase by $850 per month for a Cessna C208B Aircraft, while it is routinely and substantially operated beyond the international borders of the United States of America;
>
> increase by $400 per month for a Cessna C208B Aircraft, while it is flown on a scheduled 'By-Pass and Bleed-Off' (BABO) or Weekend route. "BABO" shall mean occasions where an aircraft is double-turned during the normal weekly schedule to fly into a regional hub sort facility in addition to a trunk-to-feeder city route. "Weekend route" shall mean a route that is flown in the Saturday PM to Monday AM timeframe;
>
> decrease by $10,000 per month for a Cessna C208B Aircraft, while it is maintained in an airworthy and 'soft parked' status. If unable to crew aircraft, it will be moved to 'hard parked' status;
>
> Decrease to $400 per month for an Aircraft while it is maintained in long term storage 'hard parked'. Aircraft maintenance should be billed at the agreed upon labor rate. The aircraft will be kept ready by Lessee for FedEx to either move, dispose of, or sell.

In the event there is a material adverse change in Lessee's pilot pay or benefits costs in connection with its provision of the Services and such change was beyond the control of Lessee, Lessee may notify FedEx of such change and request, no more than once during each year of the Agreement, that FedEx adjust the Administrative Fee. Lessee will provide such documentation as FedEx may reasonably request in connection with such request for adjustment. FedEx shall determine, in its sole discretion, what (if any)

adjustment it will make to the Administrative Fee and will respond to Lessee within 30 days of the adjustment request. Any change in the Administrative Fee will be valid only after both Parties enter into a written amendment to this Agreement reflecting such change.

Exhibit 5

To That Certain

Aircraft Dry Lease and Services Agreement

Between

CSA Air, Inc.
("**Lessee**")

and

Federal Express Corporation
("**FedEx**")

Dated June 1, 2021

REIMBURSABLES

FedEx will reimburse Lessee for expenses directly related to the maintenance and operation of the Aircraft as specifically identified in this Agreement or the Manual or otherwise authorized by FedEx (the "**Reimbursables**"). Unless otherwise specifically agreed in writing by FedEx in advance in each case, FedEx will not reimburse Lessee for expenses incurred in carrying out Lessee's day-to-day activities that are not directly related to the maintenance and operation of the Aircraft.

Specific expenses for which FedEx will not reimburse Lessee, unless otherwise specifically agreed in writing by FedEx in advance in each case, include, but are not limited to:

- Management and administrative personnel salary and benefits,
- Management and administrative personnel travel expenses,
- Pilot supplies including Jeppesen charts and uniforms,
- Dispatch operations,
- Clerical support,
- Employee recruiting and screening,
- Drug and alcohol screening/testing, including pre-employment screenings,
- Eye tests (including NDT certification tests)
- Facilities (e.g. rent and maintenance),
- Office furniture/equipment/supplies,
- Communications,
- Insurance premiums,
- Legal, accounting, or banking fees,
- Security deposits (facilities, airports, letters of credit, and other third parties),
- Interest payments,
- Utility fees,
- Business licenses,
- Income taxes,

- Postage fees for paperwork (not parts), and
- Vendor cash discounts allowed, but not taken.

Each month, Lessee will include in its invoice to FedEx an itemized list of Lessee's reasonable and actual documented Reimbursables. FedEx must pre-approve any costs that are not part of the Reimbursables.

Lessee will submit the Reimbursables to FedEx within thirty (30) days of the Reimbursables being incurred or, if the Reimbursable relates to goods or services provided by a third party, within thirty (30) days of receipt of an invoice for such goods or services from the third party.

Exhibit 6

To That Certain

Aircraft Dry Lease and Services Agreement

Between

CSA Air, Inc.
("**Lessee**")

and

Federal Express Corporation
("**FedEx**")

Dated June 1, 2021

MAINTENANCE FEE

FedEx will pay Lessee a Maintenance Fee, calculated as follows:

A fixed base monthly component plus an hourly component equal to the number of hours spent by Lessee performing Maintenance in the prior month multiplied by the Maintenance Labor Rate.

The Maintenance Labor Rate is $54.50.

Lessee will include in its invoice to FedEx an itemized list of the Maintenance performed, including sequenced work order numbers, and hours required to complete each item of Maintenance.

EXHIBIT 7

to that certain

AIRCRAFT DRY LEASE AND SERVICES AGREEMENT

Between

CSA AIR, INC.

and

FEDERAL EXPRESS CORPORATION ("**FedEx**")
Dated as of June 1, 2021

RELIABILITY BONUS:
Subject to Section 11 of this Agreement, Lessee's on-time departure rate shall be measured and reported to FedEx during each calendar month period beginning at the commencement of the Term of this Agreement and continuing throughout the Term so that FedEx can calculate the applicable annual Reliability Bonus in accordance with the terms of this Agreement. The tables for the Reliability Bonus are set out below with one table for each Year of the Term of this Agreement.

a) Payment of any Reliability Bonus earned by Lessee during a given annual period pursuant to the terms of this Agreement shall be delivered via electronic funds transfer to Lessee on the Friday next following the week that FedEx receives proper documentation from Lessee covering any such annual period for which such Reliability Bonus payment is being sought, subject to the terms and conditions of the Agreement;

b) In order to be eligible for the Reliability Bonus, the Lessee must achieve a zero preventable aircraft accident rate for the annual period;

c) The Reliability Bonus will be reduced by 10% for each accountable aircraft strike during the annual period;

d) The Reliability Bonus shall be calculated using the System Reliability Index (DRI-0), which is the index of the actual legs not delayed or cancelled as a result of crew, deice, fuel, GSE, or maintenance delay.

RELIABILITY BONUS TABLES:

Year 1 C208 Reliability Bonus	
Rate (%)	**Bonus ($)**
99.70	0
99.71	30,000
99.72	32,414
99.73	34,828
99.74	37,241

99.75	39,655
99.76	42,069
99.77	44,483
99.78	46,897
99.79	49,310
99.80	51,724
99.81	54,138
99.82	56,552
99.83	58,966
99.84	61,379
99.85	63,793
99.86	66,207
99.87	68,621
99.88	71,034
99.89	73,448
99.90	75,862
99.91	78,276
99.92	80,690
99.93	83,103
99.94	85,517
99.95	87,931
99.96	90,345
99.97	92,759
99.98	95,172
99.99	97,586
100.00	100,000

Year 2 C208 Reliability Bonus

Rate (%)	Bonus ($)
99.70	0
99.71	30,900
99.72	33,386
99.73	35,872
99.74	38,359
99.75	40,845
99.76	43,331
99.77	45,817
99.78	48,303
99.79	50,790
99.80	53,276
99.81	55,762
99.82	58,248

99.83	60,734
99.84	63,221
99.85	65,707
99.86	68,193
99.87	70,679
99.88	73,166
99.89	75,652
99.90	78,138
99.91	80,624
99.92	83,110
99.93	85,597
99.94	88,083
99.95	90,569
99.96	93,055
99.97	95,541
99.98	98,028
99.99	100,514
100.00	103,000

Year 3 C208 Reliability Bonus	
Rate (%)	**Bonus ($)**
99.70	0
99.71	31,827
99.72	34,388
99.73	36,949
99.74	39,509
99.75	42,070
99.76	44,631
99.77	47,192
99.78	49,753
99.79	52,313
99.80	54,874
99.81	57,435
99.82	59,996
99.83	62,557
99.84	65,117
99.85	67,678
99.86	70,239
99.87	72,800
99.88	75,360
99.89	77,921
99.90	80,482

99.91	83,043
99.92	85,604
99.93	88,164
99.94	90,725
99.95	93,286
99.96	95,847
99.97	98,408
99.98	100,968
99.99	103,529
100.00	106,090

Year 4 C208 Reliability Bonus

Rate (%)	Bonus ($)
99.70	0
99.71	32,782
99.72	35,419
99.73	38,057
99.74	40,695
99.75	43,332
99.76	45,970
99.77	48,608
99.78	51,245
99.79	53,883
99.80	56,520
99.81	59,158
99.82	61,796
99.83	64,433
99.84	67,071
99.85	69,708
99.86	72,346
99.87	74,984
99.88	77,621
99.89	80,259
99.90	82,897
99.91	85,534
99.92	88,172
99.93	90,809
99.94	93,447
99.95	96,085
99.96	98,722
99.97	101,360
99.98	103,997

99.99	106,635
100.00	109,273

Year 5 C208 Reliability Bonus	
Rate (%)	Bonus ($)
99.70	0
99.71	33,765
99.72	36,482
99.73	39,199
99.74	41,916
99.75	44,632
99.76	47,349
99.77	50,066
99.78	52,782
99.79	55,499
99.80	58,216
99.81	60,933
99.82	63,649
99.83	66,366
99.84	69,083
99.85	71,800
99.86	74,516
99.87	77,233
99.88	79,950
99.89	82,667
99.90	85,383
99.91	88,100
99.92	90,817
99.93	93,534
99.94	96,250
99.95	98,967
99.96	101,684
99.97	104,401
99.98	107,117
99.99	109,834
100.00	112,551